Exhibit 11

Kirkpatrick & Lockhart LLP	1800 Massachusetts Avenue, NW
Suite 200
Washington, DC 20036-1221
202.778.9000
202.778.9100 Fax
www.kl.com

April 29, 2004

EQ Advisors Trust

1290 Avenue of the Americas

New York, NY 10104

Ladies and Gentlemen:

You have requested our opinion, as counsel to EQ Advisors Trust, a Delaware statutory trust (the “EQ Trust”), as to certain matters regarding the shares of the portfolios listed in the attached Schedule A (the “Acquiring Portfolios”), each a series of the EQ Trust, that are to be issued in connection with the conversion of the portfolios (the “Acquired Portfolios”) of the Enterprise Accumulation Trust (the “Enterprise Trust”) into the corresponding Acquiring Portfolio listed in Schedule A opposite its name (each, a “Reorganization” and, collectively, the “Reorganizations”), as provided for in the Agreement and Plan of Conversion and Termination (the “Agreement”) by and among the EQ Trust, on behalf of the Acquiring Portfolios, the Enterprise Trust, on behalf of the Acquired Portfolios, and AXA Financial, Inc. (solely for purposes of paragraph 6 of the Agreement). The Agreement provides, with respect to each Reorganization, for the transfer of the Acquired Portfolio’s assets to the corresponding Acquiring Portfolio in exchange solely for the issuance of the number of Class IB shares of beneficial interest of the Acquiring Portfolio that is to be determined in the manner specified in the Agreement (the “Shares”) and the Acquiring Portfolio’s assumption of the liabilities of the Acquired Portfolio.

As such counsel, we have examined:

1. the registration statement on Form N-14 (“Registration Statement”) that is being filed with the Securities and Exchange Commission (“SEC”) by the EQ Trust for the purpose of registering the Shares under the Securities Act of 1933, as amended (the “1933 Act”);

2. the form of Agreement included as an exhibit to the Registration Statement; and

3. the Amended and Restated Agreement and Declaration of Trust, as further amended, and Bylaws of the EQ Trust.

We have also examined the records of the EQ Trust relating to the trust action that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

BOSTON • DALLAS • HARRISBURG • LOS ANGELES • MIAMI • NEWARK • NEW YORK • PITTSBURGH • SAN FRANCISCO • WASHINGTON

Kirkpatrick & Lockhart LLP

EQ Advisor Trust

April 29, 2004

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America that, in our experience, generally are applicable to the issuance of shares by entities such as the EQ Trust and the Delaware Statutory Trust Act, including the Delaware Constitution and reported judicial decisions relating to that Act. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that, with respect to each Reorganization:

1.	The Shares to be issued pursuant to the Agreement have been duly authorized for issuance by the EQ Trust; and

2.	When such Shares have been issued and the consideration for such Shares has been paid in accordance with the Agreement, such Shares will be validly issued, fully paid and non-assessable.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and to the references to this firm in the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Kirkpatrick & Lockhart LLP

SCHEDULE A

PROPOSED REORGANIZATIONS

Acquired Portfolios (each a series of the Enterprise Trust)	Acquiring Portfolios (Class IB Shares) (each a series of the EQ Trust)

Enterprise Capital Appreciation Portfolio	Capital Appreciation Portfolio

Enterprise Deep Value Portfolio	Deep Value Portfolio

Enterprise Equity Portfolio	Equity Portfolio

Enterprise Equity Income Portfolio	Equity Income Portfolio I

Enterprise Global Socially Responsive Portfolio	Global Socially Responsive Portfolio

Enterprise Growth Portfolio	Growth Portfolio

Enterprise Growth and Income Portfolio	Growth and Income Portfolio

Enterprise High-Yield Bond Portfolio	High-Yield Bond Portfolio

Enterprise International Growth Portfolio	International Growth Portfolio

Enterprise Managed Portfolio	Managed Portfolio

Enterprise Mergers and Acquisitions Portfolio	Mergers and Acquisitions Portfolio

Enterprise Multi-Cap Growth Portfolio	Multi-Cap Growth Portfolio

Enterprise Short Duration Bond Portfolio	Short Duration Bond Portfolio

Enterprise Small Company Growth Portfolio	Small Company Growth Portfolio

Enterprise Small Company Value Portfolio	Small Company Value Portfolio

Enterprise Total Return Portfolio	Total Return Portfolio